EXHIBIT 23.3

RP FINANCIAL, LC.

Financial Services Industry Consultants

December 29, 2003

Board of Directors
Citizens Community Federal
2174 Eastridge Center
Eau Claire, Wisconsin 54701

Members of the Board of Directors:

              We hereby consent to the use of our firm's name in the Form MHC-1 and the Form MHC-2, and any amendments thereto, for Citizens Community Federal. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Citizens Community Bancorp.

Sincerely, RP FINANCIAL, LC.

Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209	Telephone: Fax No.: Toll-Free No.:	(703) 528-1700 (703) 528-1788 (866) 723-0594